UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 8, 2008

Date of Report (Date of earliest event reported)

MPC CORPORATION

(Exact Name of Registrant as Specified in Charter)

Colorado	0-115404	84-1577562
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

906 East Karcher Road, Nampa, ID 83687

(Address of principal executive offices)

(208) 893-3434

(Registrant’s telephone number, including are code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 8, 2008, the American Stock Exchange (“AMEX”) notified us that we have failed to satisfy a continued listing rule. Specifically, the notice from AMEX states that we are not in compliance with Section 1003(a) (i) of the AMEX Company Guide in that we have stockholder’s equity of less than $2 million and have sustained losses from continuing operations or net losses in two of its three most recent fiscal years.

The AMEX notice requires that by June 9, 2008, we submit a plan (the “Plan”) advising AMEX of action we have taken, or will take, that would bring us into compliance with the listing standards by November 9, 2009 (the “Plan Period”). The Plan is required to include specific milestones, quarterly financial projections, and details related to any strategic initiatives that we plan to complete. AMEX will evaluate the Plan and make a determination as to whether we have made a reasonable demonstration of an ability to regain compliance with the continued listing standards within specified timeframes, in which case the Plan will be accepted. If the Plan is accepted, we may be able to continue listing during the Plan Period, during which time we will be subject to periodic review to determine whether we are making progress consistent with the Plan. If the Plan is not accepted or if we do not make progress consistent with the Plan during the Plan Period, AMEX will initiate delisting procedures as appropriate.

Previously, we resolved a continued listing deficiency initially identified in an AMEX notice received in April 2006. As reported in our Form 8-K filed October 29, 2007, we are subject to the provisions of Section 1009(h) for a period of twelve months from such date, which provides for the method of evaluation and appropriate action by AMEX staff should we fall below the continued listing standards during that period. Depending on the circumstances, such action includes truncating procedures related to compliance with the continued listing standards or immediately initiating delisting proceedings.

Item 8.01	Other Events

On May 14, 2008, we issued a press release concerning the notice from AMEX described in Item 3.01 above. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

99.1	Press release issued by MPC Corporation dated May 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPC CORPORATION

Date: May 14, 2008	By: /s/ Curtis Akey Curtis Akey Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by MPC Corporation dated May 14, 2008.